EXHIBIT 10.15


_________________________________________________________________

                        PURCHASE AGREEMENT





                           by and among

                         the STOCKHOLDERS

                                of

                    ILLINOIS BULK HANDLERS, INC.,

                SHRED-ALL RECYCLING SYSTEMS, INC.,

               FRED B. BARBARA TRUCKING CO., INC.,

                         ENVIRONTECH, INC.



                              and



                 AMERICAN DISPOSAL SERVICES, INC.





                  dated as of September 9, 1997


_________________________________________________________________











                         TABLE OF CONTENTS


ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . .  2

ARTICLE II SALE AND PURCHASE OF STOCK. . . . . . . . . . . . 15

     2.1  Stock Purchase . . . . . . . . . . . . . . . . . . 15
     2.2  Purchase Price . . . . . . . . . . . . . . . . . . 16

ARTICLE III CLOSING. . . . . . . . . . . . . . . . . . . . . 26

     3.1  The Closing. . . . . . . . . . . . . . . . . . . . 26
     3.2  Obligations of Sellers . . . . . . . . . . . . . . 26
     3.3  Obligations of Buyer . . . . . . . . . . . . . . . 27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF
THE PRINCIPAL STOCKHOLDER. . . . . . . . . . . . . . . . . . 27

     4.1  Organization and Qualification . . . . . . . . . . 27
     4.2  Authority; No Breach . . . . . . . . . . . . . . . 28
     4.3  Securities and Ownership . . . . . . . . . . . . . 30
     4.4  [Intentionally Omitted]. . . . . . . . . . . . . . 31
     4.5  Financial Statements. . . .  . . . . . . . . . . . 31
     4.6  Interests of Related Persons . . . . . . . . . . . 32
     4.7  Absence of Undisclosed Liabilities . . . . . . . . 32
     4.8  Absence of Certain Changes or Events . . . . . . . 33
     4.9  Taxes. . . . . . . . . . . . . . . . . . . . . . . 34
     4.10 Assets . . . . . . . . . . . . . . . . . . . . . . 35
     4.11 Intellectual Property. . . . . . . . . . . . . . . 38
     4.12 [Intentionally Omitted]. . . . . . . . . . . . . . 38
     4.13 [Intentionally Omitted]. . . . . . . . . . . . . . 38
     4.14 Contracts. . . . . . . . . . . . . . . . . . . . . 38
     4.15 Customers and Suppliers. . . . . . . . . . . . . . 39
     4.16 Insurance. . . . . . . . . . . . . . . . . . . . . 39
     4.17 Litigation, Etc. . . . . . . . . . . . . . . . . . 40
     4.18 Compliance with Law; Necessary
          Authorizations . . . . . . . . . . . . . . . . . . 41
     4.19 Environmental Matters  . . . . . . . . . . . . . . 41
     4.20 Labor Difficulties . . . . . . . . . . . . . . . . 42
     4.21 Employee Benefit Plans . . . . . . . . . . . . . . 44
     4.22 [Intentionally Omitted]. . . . . . . . . . . . . . 46
     4.23 Questionable Payments .. . . . . . . . . . . . . . 46
     4.24 Finders. . . . . . . . . . . . . . . . . . . . . . 46
     4.25 Disclosure . . . . . . . . . . . . . . . . . . . . 47

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . 47

     5.1  Organization and Qualification . . . . . . . . . . 47
     5.2  Authority. . . . . . . . . . . . . . . . . . . . . 47
     5.3  Capital Stock . . . . .  . . . . . . . . . . . . . 48
     5.4  No Breach. . . . . . . . . . . . . . . . . . . . . 48
     5.5  Finders. . . . . . . . . . . . . . . . . . . . . . 49
     5.6  Investment Purpose. . . . . . . . . . . . . . . . 49
     5.7  No Knowledge of Breach. . . . . . . . . . . . . . 49
     5.8  SEC Reports and Financial Statements. . . . . . . 49
     5.9  Absence of Certain Changes. . . . . . . . . . . . 51
     5.10 ADS Common Stock Issuable to the Sellers. . . . . 51

ARTICLE VI COVENANTS. . . . . . . . . . . . . . . . . . . . 51

     6.1  Conduct of Business of the
          Operating Companies. . . . . . . . . . . . . . . . 51
     6.2  Company Records. . . . . . . . . . . . . . . . . . 52
     6.3  Filings and Authorizations . . . . . . . . . . . . 53
     6.4  Publicity. . . . . . . . . . . . . . . . . . . . . 54
     6.5  Distribution of Net Cash Balances
          and Distributed Assets to Sellers. . . . . . . . . 54
     6.6  Discussions with Others. . . . . . . . . . . . . . 57
     6.7  Supplements to Disclosure Schedule . . . . . . . . 57
     6.8  Covenant to Satisfy Conditions . . . . . . . . . . 58
     6.9  Further Assurances . . . . . . . . . . . . . . . . 58
     6.10 Delivery of Periodic Reports . . . . . . . . . . . 58
     6.11 Nasdaq . . . . . . . . . . . . . . . . . . . . . . 58
     6.12 Tax Matters. . . . . . . . . . . . . . . . . . . . 59

ARTICLE VII [INTENTIONALLY OMITTED]. . . . . . . . . . . . . 64

ARTICLE VIII CONDITIONS TO CLOSING . . . . . . . . . . . . . 64

     8.1  Conditions Precedent to Obligations of Buyer . . . 64
          (a)  Representations and Warranties Accurate . . . 64
          (b)  Performance by Sellers . . . . . . . . .. . . 65
          (c)  [Intentionally Omitted] . . . . . . . . . . . 65
          (d)  Consents. . . . . . . . . . . . . . . . . . . 65
          (e)  No Legal Prohibition. . . . . . . . . . . . . 65
          (f)  Certificate. . . .  . . . . . . . . . . . . . 66
          (g)  Opinion of Counsel for Sellers. . . . . . . . 66
          (h)  HSR Act . . . . . . . . . . . . . . . . . . . 66
          (i)  Repayment of Indebtedness . . . . . . . . . . 66
          (j)  Small Business Set Asides . . . . . . . . . . 66
          (k)  Material Adverse Change . . . . . . . . . . . 66
          (l)  Releases. . . . . . . . . . . . . . . . . . . 67
          (m)  Resale Agreement. . . . . . . . . . . . . . . 67
          (n)  Non-Competition Agreement . . . . . . . . . . 67
          (o)  Employment Agreements . . . . . . . . . . . . 67
          (p)  Barbara Agreement . . . . . . . . . . . . . . 67
          (q)  Facility Lease. . . . . . . . . . . . . . . . 67
          (r)  Additional Documents, Etc. . . . . . . . . . . 68

     8.2  Conditions Precedent To Obligations
          Of Sellers. . . . . . . . . . . . . . . . . . . . . 68
          (a)  Representations and Warranties Accurate. . . . 68
          (b)  Performance by Buyer . . . . . . . . . . . . . 68
          (c)  Consents. . . . . .  . . . . . . . . . . . . . 68
          (d)  No Legal Prohibition . . . . . . . . . . . . . 69
          (e)  Certificate. . . . . . . . . . . . . . . . . . 69
          (f)  Opinion of Counsel for Buyer . . . . . . . . . 69
          (g)  HSR Act. . . . . . . . . . . . . . . . . . . . 69
          (h)  Material Adverse Change. . . . . . . . . . . . 70
          (i)  Nasdaq . . . . . . . . . . . . . . . . . . . . 70
          (j)  [Intentionally Omitted]. . . . . . . . . . . . 70
          (k)  Effective Registration Statement . . . . . . . 70
          (l)  Employment Agreements. . . . . . . . . . . . . 70
          (m)  Barbara Agreement. . . . . . . . . . . . . . . 70
          (n)  Facility Lease . . . . . . . . . . . . . . . . 70
          (o)  Additional Documents, Etc.   . . . . . . . . . 70

ARTICLE IX INDEMNIFICATION . . . . .. . . . . . . . . . . . . 71

     9.1  Survival of Representations and Warranties. . . . . 71
     9.2  Indemnification by Sellers. . . . . . . . . . . . . 71
     9.3  Indemnification by Buyer. . . . . . . . . . . . . . 73
     9.4  Exclusive Remedy. . . . . . . . . . . . . . . . . . 74
     9.5  Terms and Conditions of Indemnification . . . . . . 75
     9.6  Treatment of Payments . . . . . . . . . . . . . . . 77

ARTICLE X ESCROW. . . . . . . . . . . . . . . . . . . . . . . 77

     10.1 Establishment of Escrow Account . . . . . . . . . . 77
     10.2 Funding of and Withdrawals From
          Escrow Account. . . . . . . . . . . . . . . . . . . 77

ARTICLE XI MISCELLANEOUS. . . . . . . . . . . . . . . . . . . 78

     11.1  Termination; Liquidated Damages. . . . . . . . . . 78
     11.2  Expense. . . . . . . . . . . . . . . . . . . . . . 79
     11.3  Amendment. . . . . . . . . . . . . . . . . . . . . 79
     11.4  Entire Agreement . . . . . . . . . . . . . . . . . 80
     11.5  Waivers. . . . . . . . . . . . . . . . . . . . . . 80
     11.6  Notices. . . . . . . . . . . . . . . . . . . . . . 80
     11.7  Counterparts . . . . . . . . . . . . . . . . . . . 81
     11.8  Governing Law. . . . . . . . . . . . . . . . . . . 81
     11.9  Binding Effect; Third Party Beneficiaries;
           Assignment . . . . . . . . . . . . . . . . . . . . 82
     11.10 Severability. . . . . . . . . . . . . . . .. . . . 82
     11.11 Headings . . . . . . . . . . . . . . . . . . . . . 83
     11.12 No Agency. . . . . . . . . . . . . . . . . . . . . 83







                      PURCHASE AGREEMENT


PURCHASE AGREEMENT, dated as of September 9, 1997 by and among the stockholders of ILLINOIS BULK HANDLERS, INC., an Illinois corporation ("Handlers"), SHRED-ALL RECYCLING SYSTEMS, INC., an Illinois corporation ("Recycling"), FRED B. BARBARA TRUCKING CO., INC., an Illinois corporation ("Trucking"), and ENVIRONTECH, INC., a Delaware corporation ("Environtech") (Handlers, Recycling, Trucking and Environtech are hereinafter collectively referred to as the "Operating Companies"), set forth on the signature page hereto (collectively, the "Sellers"), and AMERICAN DISPOSAL SERVICES, INC., a Delaware corporation (the "Buyer").


                    W I T N E S S E T H:

          WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock (the "Stock") of the Operating Companies; and

          WHEREAS, the Sellers desire to sell and transfer, and the Buyer desires to purchase and acquire, all of the Stock of the Operating Companies, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, OF
THE REPRESENTATIONS, WARRANTIES, COVENANTS AND MUTUAL AGREEMENTS
HEREINAFTER CONTAINED AND OF OTHER GOOD AND VALUABLE
CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, THE
PARTIES AGREE AS FOLLOWS:


                           ARTICLE I

                         DEFINITIONS

          The terms defined in this Article I, whenever used herein (including without limitation the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement:

          "ADS Common Stock" means the Common Stock, par value
$.01 per share, of Buyer.

          "Affiliate" of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

          "Agreement" means this agreement among the parties set forth on the first page hereof, including without limitation all Exhibits and Schedules hereto.

          "Average Daily Tonnage" means the total volume of waste received divided by the number of days, other than a Saturday, Sunday or holiday for employees of the City of Chicago, on which waste was received.

          "Balance Sheet Date" means June 30, 1997.

          "Barbara Agreement" has the meaning given to it in
Section 8.1(p) of this Agreement.

          "Business" means the solid waste collection, transportation, processing, hauling, transfer and disposal business conducted by the Operating Companies.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Chicago, Illinois are required or authorized by law to be closed.

          "Buyer" has the meaning given to it in the caption hereof.

          "Buyer Claimant" has the meaning given to it in Section
9.2 of this Agreement.

          "Buyer Shares" means any shares of ADS Common Stock to be delivered to the Sellers pursuant to this Agreement.

          "Claimant" means the party seeking indemnification under Article IX of this Agreement.

          "Closing" means the closing of the transactions contemplated by this Agreement which shall occur on the Closing
Date.

          "Closing Date" means September 10, 1997, or such other date as the parties may mutually agree.

          "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

          "Covenant Not to Compete" means the obligations of the Principal Stockholder under the Non-Competition Agreement.

          "Consent" means any consent, approval, authorization, license or order of, registration, declaration or filing with, or notice to, or waiver from, any federal, state, local, foreign or other Governmental Entity or any Person, including, without limitation, any security holder or creditor which is necessary to be obtained, made or given by any of the Sellers or the Operating Companies in connection with the execution and delivery by the Sellers of this Agreement, the performance by the Sellers of their obligations hereunder and the consummation of the transactions contemplated hereby.

          "Disclosure Schedule" means the disclosure schedule attached to this Agreement as Exhibit 4.0, and includes but is not limited to each of the Schedules expressly referred to in
Article IV.

          "Distributed Assets" has the meaning given to it in
Section 6.5 of this Agreement.

          "Employee Benefit Plan" means any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, stock appreciation, other forms of incentive compensation, excess benefit, supplemental pension insurance, disability, medical, supplemental unemployment, vacation benefits, severance, or post-retirement insurance, compensation or benefit, welfare or any other employee benefit plans, arrangements or practices, whether written or oral.

          "Employment Agreements" has the meaning given to it in
Section 8.1(o) of this Agreement.

          "Encumbrance" means any security interests, liens, pledges, charges, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other similar agreements or agreements restricting voting or transfer.

          "Environmental Action" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other written communication from any Federal, state, local or municipal agency, department, bureau, office or other authority or any third party involving a Hazardous Discharge or any violation of any Permit or Environmental Laws.

          "Environment" means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments.

          "Environmental Laws" means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment relating to the injury to, or the pollution or protection of human health and safety or the Environment.

          "Environmental Liabilities" means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys and consultants fees) of investigation, assessment, remediation or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any Person or Governmental Entity, which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any Real Property, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by any of the Operating Companies or (iii) the violation of any Environmental Laws by any of the Operating Companies.

          "Environtech" has the meaning given to it in the caption hereof.

          "Environtech Landfill" means the solid waste disposal facility located in Morris, Illinois and owned by Environtech.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "Escrow Account" means the trust account established and maintained with the Escrow Agent pursuant to the Escrow
Agreement.

          "Escrow Agent" means Lakeside Bank, 2141 S. Indiana,
Chicago, Illinois 60616.

          "Escrow Agreement" means an Escrow Agreement with the Escrow Agent in substantially the form annexed hereto as Exhibit
1A.

          "Escrow Amount" has the meaning given to it in Section
2.2(b) of this Agreement.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended.
          "Facility Lease" has the meaning given to it in Section
8.1(q) of this Agreement.


"Financial Statements" means (i) the combined balance sheets as of December 31, 1994, December 31, 1995 and December 31, 1996 and the related combined statements of operations, stockholder's equity and cash flows of the Operating Companies for the fiscal years then ended, in each case audited by Ernst & Young, L.L.P., and including in each case the related notes thereto, and (ii)
the combined balance sheets as of     June 30, 1997, and the
related combined statements of operations, stockholder's equity and cash flows of the Operating Companies for the six-month period then ended, in each case audited by Ernst & Young, L.L.P., and including in each case, the related notes thereto.

          "GAAP" means United States generally accepted accounting principles, applied on a consistent basis which assumes the continuation of each of the Operating Companies as a going concern.

          "Governmental Entity" means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality to which any of the Operating Companies is subject.

          "Handlers" has the meaning given to it in the caption hereof.

          "Hazardous Discharge" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous
Substances, whether on or off the premises of any of the Operating Companies.

          "Hazardous Substance" means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants" or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law.

          "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indemnitor" means the party against whom indemnification is sought under Article IX of this Agreement.

          "Intellectual Property" means patents and pending patent applications, registered and unregistered trademarks, service marks, logos, and copyrights, trade names and pending registrations and applications to register or renew the registration of any of the foregoing, computer software and other similar intellectual property rights material to the Operating Companies considered as a single enterprise in connection with the conduct of their respective businesses.

          "Material Adverse Effect" means any material adverse effect on the business, results of operations or financial condition of the Operating Companies considered as a single enterprise.

          "MRF Contract" has the meaning given to it in Section
2.2(c) of this Agreement.

          "Net Cash Balances" has the meaning given to it in
Section 6.5 of this Agreement.

          "Non-Competition Agreement" has the meaning given to it in Section 8.1(n) of this Agreement.

          "Operating Companies" means, collectively, Handlers,
Recycling, Trucking, and Environtech.

          "Pension Plan" means any "employee pension benefit plan" within the meanings of Section 3(2) of ERISA maintained or contributed to by or on behalf of any of the Operating Companies.

          "Person" means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any governmental or quasi-governmental body or regulatory authority.

          "Permits" means all licenses, certificates of authority, permits, orders, consents, approvals, registrations, local siting approvals, authorizations, qualifications and filings under any federal, state or local laws or with any Governmental Entities.

          "Permitted Encumbrances" means (i) exceptions to title as set forth in Section 4.10(a) of the Disclosure Schedule; (ii) liens for Taxes not yet payable or any Taxes being contested in good faith (and which are reflected in Section 4.9 of the Disclosure Schedule); (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (iv) such imperfections of title and encumbrances, if any, as do not, in the aggregate, materially interfere with the present use of any of the properties and assets of the Operating Companies subject thereto.

          "Principal Stockholder" means Fred B. Barbara.

          "Property" means any Real Property and any personal or mixed property, whether tangible or intangible.

          "Purchase Price" means the purchase price for the Stock as set forth in Section 2.2 of this Agreement.

          "Real Property" means any real property presently or formerly owned, used, leased, occupied, managed or operated by any of the Operating Companies.

          "Recycling" has the meaning given to it in the caption hereof.

          "Related Person" has the meaning given to it in Section
4.6 hereof.

          "Resale Agreement" has the meaning given to it in
Section 8.1(m) of this Agreement.

          "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county, or other local taxing authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any "statement of section 338 election" and United States Internal Revenue Service Form 8023 (together with any schedules or attachments thereto) that are required pursuant to applicable Treasury Regulations.

          "Section 338(h)(10) Election" means an election described in Section 338(h)(10) of the Code with respect to the sale of the Stock of the Operating Companies to Buyer pursuant to this Agreement. "Section 338(h)(10) Election" shall also include any substantially similar election under a state or local taxing statute.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Sellers" has the meaning given to it in the caption hereof.

          "Seller Claimant" has the meaning given to it in
Section 9.3 hereof.

          "Stock" has the meaning given to it in the recitals hereto.

          "Subsidiary" with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party and/or one or more of its Subsidiaries; or
(iii) at least 50% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party and/or by one or more of its Subsidiaries.

          "Tax Return" means each and every report, return, declaration, information return, statement or other information required to be supplied to a taxing or governmental authority with respect to any Tax or Taxes, including without limitation any combined or consolidated return for any group of entities including any of the Operating Companies.

          "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, provincial, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, local host fees, land fill taxes, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment and payroll related and property taxes and other governmental charges and assessments), whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including without limitation interest, additions to tax or interest, charges and penalties with respect thereto and all costs of defending any Tax proceedings.

          "Transaction Documents" means, collectively, this
Agreement, the Escrow Agreement, the Barbara Agreement, the
Employment Agreements, the Non-Competition Agreement, the Resale
Agreement and the Facility Lease.

          "Trucking" has the meaning given to it in the caption hereof.

          "Valuation Termination Date" means the first to occur of (i) the Date of Termination (as defined in the Barbara Agreement); provided, however, that in no event shall the Valuation Termination Date occur earlier than the fifth anniversary of the Closing Date unless the Barbara Agreement is terminated pursuant to Section 6(c) or Section 6(d)(i)(B) thereof, and (ii) the ninth anniversary of the Closing Date.

          "Welfare Plans" has the meaning given to it in Section
4.22 hereof.

                         ARTICLE II

                    SALE AND PURCHASE OF STOCK

          2.1 Stock Purchase. Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in this Agreement, Sellers shall sell, transfer, assign, convey, set over and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, on the Closing Date, all of the Stock, free and clear of any and all Encumbrances other than any applicable restrictions on the further transfer of the Stock that may be imposed by Federal and state securities laws.

          2.2 Purchase Price. (a) The aggregate initial Purchase Price for the Stock and the Covenant Not to Compete shall be equal to Fifty-Eight Million, Five Hundred Thousand Dollars ($58,500,000) subject to adjustment as provided in Sections 2.2(c),(d),(e),(f),(g),(h) and (i) below. The initial Purchase Price shall be allocated as set forth on Exhibit 2.2(a) hereto.

          (b) The initial Purchase Price shall be paid to Sellers on the Closing Date as follows:

               (i) $37,875,000 in immediately available funds by wire transfer to a bank account or accounts specified by the Principal Stockholder in a written notice delivered to Buyer not later than two (2) Business Days prior to the Closing Date;

               (ii)  $6,000,000 (the "Escrow Amount") in
immediately available funds by wire transfer to an Escrow Account specified by the Escrow Agent in accordance with Article X hereof; and

               (iii) Certificates representing 539,917 Buyer Shares registered in the names and in the denominations specified by the Principal Stockholder in a written notice delivered to the Buyer not later than two (2) Business Days prior to the Closing Date.

          (c) If during the period commencing on the Closing Date and ending on the Valuation Termination Date, Buyer or any of its Subsidiaries enters into a contract with the City of Chicago to operate a materials recycling facility ("MRF") currently being operated in the City of Chicago at 43rd Street and Racine Avenue by Recycling having an initial term of at least seven years and on other terms and conditions that are no less favorable to the Buyer than those set forth on Exhibit 2.2(c) hereto (the "MRF Contract"), Buyer will make the payments set forth in Clauses (i), (ii), (iii) and (iv) below to the Principal Stockholder for the benefit of the former stockholders of Recycling (and such adjustment to the Purchase Price shall be allocated as set forth on Exhibit 2.2(a) hereto to the purchase of the stock of Recycling). If the MRF Contract is for an initial term of at least five years but less than six years, Buyer will make 5/7ths of the payments set forth in Clauses (i),
(ii), (iii) and (iv) below to the Principal Stockholder for the benefit of the former stockholders of Recycling. Upon each of the first two one-year renewals of the MRF Contract, if any, beyond the initial five-year term, Buyer will make 1/7th of the payments set forth in Clauses (i), (ii), (iii) and (iv) below to the Principal Stockholder for the benefit of the former stockholders of Recycling. If the MRF Contract is for an initial term of at least six years but less than seven years, Buyer will make 6/7ths of the payments set forth in Clauses (i), (ii),
(iii) and (iv) below to the Principal Stockholder for the benefit of the former stockholders of Recycling. Upon a one-year renewal of the MRF Contract, if any, beyond the initial six-year term, Buyer will make 1/7th of the payments set forth in Clauses (i),
(ii), (iii) and (iv) below to the Principal Stockholder for the benefit of the former stockholders of Recycling.

               (i) Upon receipt of the MRF Contract and the commencement of the delivery of municipal solid waste to the Buyer's or any of its Subsidiary's, as the case may be, MRF pursuant to such contract, the sum of $5,000,000;

               (ii) Six months following the satisfaction of the conditions set forth in Clause (i) above, an amount equal to the product of (A) $50,000 and (B) the Average Daily Tonnage of municipal solid waste generated by the MRF Contract during such six-month period; provided, however, that in no event shall the payment to be made pursuant to this Clause (ii) exceed $15,000,000;

               (iii) Eighteen months following the satisfaction of the conditions set forth in Clause (i) above, an amount equal to the difference between (A) the product of (1) $50,000 and (2) the Average Daily Tonnage of municipal solid waste generated by the MRF Contract during such eighteen-month period and (B) the aggregate payments theretofore made pursuant to Clauses (i) and
(ii) above; provided, however, that in no event shall the payment to be made pursuant to this Clause (iii) exceed $10,000,000;

               (iv) eighteen months following the satisfaction of the conditions set forth in Clause (i) above, an amount equal to the product of (A) $20,000 and (B) the Average Daily Tonnage of municipal solid waste generated by the MRF Contract during such eighteen-month period which exceeds 700 tons; and

               (v) an amount equal to $250,000 for each one-year renewal of the MRF Contract, if any, beyond seven years obtained (on terms at least as favorable to Buyer as those contained in such contract during the initial term), whether any such renewal occurs prior to or after the Valuation Termination Date.

                    In no event shall the aggregate payments to be made pursuant to Clauses (i), (ii) and (iii) of this Section 2.2(c) exceed $30,000,000. Any payment required to be made pursuant to Clauses (i), (ii), (iii) or (iv) above shall be made by Buyer not later than twenty (20) Business Days following the satisfaction of the applicable conditions and shall be payable 75% in cash by wire transfer of immediately available funds to an account or accounts designated by the Principal Stockholder to Buyer in the manner specified herein for delivery of notices and 25% by delivery to the Principal Stockholder of Buyer Shares.
The number of Buyer Shares to be delivered in each case shall be determined by dividing the dollar value of the Buyer Shares to be delivered to the Principal Stockholder by the average of the last reported prices of ADS Common Stock on the Nasdaq National Market for the 20 consecutive trading days ending on the trading day immediately preceding the day on which the applicable conditions were satisfied. Any payment required to be made pursuant to Clause (v) above shall be made by Buyer not later than twenty
(20) Business Days following such renewal and shall be payable in cash by wire transfer of immediately available funds to an account or accounts designated by the Principal Stockholder to Buyer in the manner specified herein for delivery of notices.

          (d) If during the period commencing on the Closing Date and ending on the Valuation Termination Date, Environtech receives (i) final, non-appealable local siting approval from the local authority with jurisdiction over siting to increase the airspace available for disposal of the Environtech Landfill by at least 2,000,000 cubic yards over the original sited airspace available for disposal of 6,119,318 cubic yards, and (ii) the local host agreement between Environtech and the City of Morris and the local host agreement between Environtech and the County of Grundy are amended to permit the disposal of a minimum of 2,500 tons of solid waste per day at the Environtech Landfill (with such amendments being final and binding), Buyer will pay to the Principal Stockholder for the benefit of the former stockholders of Environtech an amount equal to the product of (A) $1.00 and (B) the difference between the number of cubic yards in the new sited capacity and 6,119,318 cubic yards; provided, however, that in no event shall the payment to be made pursuant to this Section 2.2(d) exceed $10,000,000 (and such adjustment to the Purchase Price shall be allocated as set forth on Exhibit 2.2(a) hereto to the purchase of the stock of Environtech). Any such payment shall be made by the Buyer not later than twenty
(20) Business Days following the satisfaction of the foregoing conditions and shall be payable 75% in cash by wire transfer of immediately available funds to an account or accounts designated by the Principal Stockholder to Buyer in the manner specified herein for delivery of notices and 25% by delivery to the Principal Stockholder of that number of Buyer Shares (rounded up to the nearest whole number) determined by dividing the dollar value of the Buyer Shares to be delivered to the Principal Stockholder by the average of the last reported sale prices of the ADS Common Stock on the Nasdaq National Market for the 20 consecutive trading days ending on the trading day immediately preceding the day on which the applicable conditions were satisfied.

          (e) If during the period commencing on the Closing Date and ending on the Valuation Termination Date, Buyer or any of its Subsidiaries receives a final non-appealable S.B. 172 siting approval from the applicable local jurisdictional authority to site and develop a transfer station of at least 350 tons per day in DuPage County, Illinois, Buyer will pay to the Principal Stockholder for the benefit of the former stockholders of Recycling the sum of five hundred thousand dollars ($500,000.00); provided, however, that if the Buyer or any of its Subsidiaries receives a final non-appealable permit from the Illinois Environmental Protection Agency to operate the transfer station at the rate of at least 350 tons per day, Buyer will pay to the Principal Stockholder for the benefit of the former stockholders of Recycling an additional amount equal to $3,000,000 plus the product of (A) $500,000 and (B) the number of full 50 ton per day increments covered by the permit in excess of 350 tons per day (and such adjustment to the Purchase Price shall be allocated as set forth on Exhibit 2.2(a) hereto to the purchase of the stock of Recycling). In no event shall the aggregate payments to be made pursuant to this Section 2.2(e) exceed $5,000,000. Any such payment shall be made by the Buyer not later than twenty (20) Business Days following the satisfaction of the foregoing conditions and shall be payable 75% in cash by wire transfer of immediately available funds to an account or accounts designated by the Principal Stockholder to Buyer in the manner specified herein for delivery of notices and 25% by delivery to the Principal Stockholder of that number of Buyer Shares (rounded up to the nearest whole number) determined by dividing the dollar value of the Buyer Shares to be delivered to the Principal Stockholder by the average of the last reported sale prices of the ADS Common Stock on the Nasdaq National Market for the 20 consecutive trading days ending on the trading day immediately preceding the day on which the applicable conditions were satisfied.

          (f) If during the period commencing on the Closing Date and ending on the Valuation Termination Date, Buyer or any of its Subsidiaries receives a contract from the City of Chicago to operate a MRF currently being operated by a third party in the City of Chicago on terms at least as favorable to the Buyer or such Subsidiary, as the case may be, as those contained in the MRF Contract (other than with respect to the term of such contract), and provided that the MRF Contract is still in effect, Buyer will make the following payments to the Principal Stockholder for the benefit of the former stockholders of
Recycling: (i) upon receipt of such contract an amount equal to the product of (A) $1,000,000 and (B) the number of full years in the initial term of such contract; provided, however, that in no event shall the aggregate payment to be made pursuant to clause
(i) of this Section 2.2(f) exceed $5,000,000 and (ii) an amount equal to $250,000 for each one-year renewal of such contract obtained (on terms at least as favorable to Buyer as those contained in such contract during the initial term), whether any such renewal occurs prior to or after the Valuation Termination Date (and such adjustment to the Purchase Price shall be allocated as set forth on Exhibit 2.2(a) hereto to the purchase of the stock of Recycling). Any payment required to be made pursuant to clause(i) of this Section 2.2(f) shall be made by Buyer not later than twenty (20) Business Days following the satisfaction of the applicable conditions and shall be payable 75% in cash by wire transfer of immediately available funds to an account or accounts designated by the Principal Stockholder to Buyer in the manner specified herein for delivery of notices and 25% by delivery to the Principal Stockholder of that number of Buyer Shares (rounded up to the nearest whole number) determined by dividing the dollar value of the Buyer Shares to be delivered to the Principal Stockholder by the average of the last reported sale prices of the ADS Common Stock on the Nasdaq National Market for the 20 consecutive trading days ending on the trading day immediately preceding the day on which the applicable conditions were satisfied. Any payment required to be made pursuant to clause (ii) above shall be made by Buyer not later than twenty
(20) Business Days following any such renewal and shall be payable in cash by wire transfer of immediately available funds to an account or accounts designated by the Principal Stockholder to Buyer in the manner specified herein for delivery of notices.

          (g) For each full calendar month during the period commencing on the Closing Date and ending on the Valuation Termination Date, in which the tonnage of municipal solid waste hauled by the Buyer and its Subsidiaries during such month in Illinois on behalf of Browning-Ferris Industries, Inc. exceeds 30,000 tons, Buyer shall remit to the Principal Stockholder for the benefit of the former stockholders of Trucking an amount equal to the product of (i) one dollar ($1) and (ii) the difference between (A) the tonnage actually hauled on behalf of Browning-Ferris Industries, Inc. during such month and (B) 30,000 tons (and such adjustment to the Purchase Price shall be allocated as set forth on Exhibit 2.2(a) hereto to the purchase of the stock of Trucking). Any such payment shall be made by the Buyer not later than ten (10) Business Days following the end of such month, by wire transfer of immediately available funds to an account or accounts designated by the Principal Stockholder to Buyer in the manner specified hereinafter or delivery of notices.

          (h) For each full calendar month during the period commencing on the Closing Date and ending on the Valuation Termination Date in which the aggregate tonnage of municipal solid waste delivered during such month to Recycling's transfer station located at 43rd Street and Racine in the City of Chicago pursuant to Recycling's Bulk Contract with the City of Chicago annexed hereto as Exhibit 2.2(h)(i) and Recycling's C and D Contract with the City of Chicago annexed hereto as Exhibit 2.2(h)(ii) exceeds 13,000, Buyer shall remit to the Principal Stockholder for the benefit of the former stockholders of Recycling an amount equal to the product of (i) two dollars ($2) and (ii) the difference between (A) the aggregate tonnage of waste actually delivered as provided above during such month and
(B)13,000 tons (and such adjustment to the Purchase Price shall be allocated as set forth on Exhibit 2.2(a) hereto to the purchase of the stock of Recycling). Any such payment shall be made by the Buyer not later than ten (10) Business Days following the end of such month, by wire transfer of immediately available funds to an account or accounts designated by the Principal Stockholder to Buyer in the manner specified herein for delivery of notices.

          (i) The payment to be made pursuant to Section 2.2(b)(i) above shall be increased by an amount equal to the cost of all capital expenditures made by the Operating Companies during the period from April 1, 1997 through the Closing Date (and such adjustment to the Purchase Price shall be allocated as set forth on Exhibit 2.2(a) hereto); provided, however, that in no event shall the increase in the payment to be made pursuant to this Section 2.2(i) exceed $750,000.

                         ARTICLE III

                           CLOSING

          3.1 The Closing. The Closing shall take place at 9:00 a.m, local time, on the Closing Date, at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois, or at such other time, date or place as the parties may mutually agree, subject to the satisfaction or waiver of all of the conditions to Closing set forth in Article VIII hereof.

          3.2 Obligations of Sellers. At or prior to the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

               (a) Certificates representing the Stock, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank.

               (b) The certificates, legal opinion and other documents required by Section 8.1 hereof.

               (c)  Appropriate receipts.

               (d) All other documents, instruments and writings required to be delivered by Sellers at or prior to the Closing
Date pursuant to this Agreement.

          3.3 Obligations of Buyer. At or prior to the Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

          (a) The initial Purchase Price in the manner provided by Section 2.2(b) of this Agreement.

          (b) The certificates, legal opinion and other documents required by Section 8.2 hereof.

          (c)  Appropriate receipts.

          (d) All other documents, instruments and writings, required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.



                         ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF
                   THE PRINCIPAL STOCKHOLDER

          The Principal Stockholder hereby represents and warrants to Buyer as follows (all such representations and warranties are qualified by the Disclosure Schedule attached to this Agreement as Exhibit 4.0):

          4.1 Organization and Qualification. Each of the Operating Companies is a corporation duly organized, validly existing and good standing under the laws of the State of its organization, with corporate power and authority to own, lease and operate its assets and properties and carry on its business as presently owned or conducted. Each of the Operating Companies is licensed or qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which, because of its business conducted there or the nature of its assets or properties there, it would be required to be so licensed or qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Each such jurisdiction is set forth in Schedule 4.1 of the Disclosure Schedule. The copies of the certificate or articles of incorporation (or other charter or organization documents), including all amendments thereto, and by-laws of each of the Operating Companies delivered to Buyer are complete and accurate copies of such instruments as currently in effect.

          4.2 Authority; No Breach. (a) Each of the Sellers has all requisite power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of each of the Sellers. This Agreement has been duly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against such Seller in accordance with its terms except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (b) Except as set forth in Schedule 4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement by any of the Sellers nor the consummation of the transactions contemplated herein, nor the full performance by the Sellers, of their obligations hereunder do or will: (i) violate any provision of the certificate or articles of incorporation (or other charter or organization documents), as the case may be, or by-laws, if applicable, of any of the Operating Companies; (ii) conflict with, result in a breach or violation of, or constitute a default under (or an event which, with or without notice, lapse of time or both, would constitute a default) or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration or termination of any right or obligation pursuant to any agreement or contract to which any of the Sellers or the Operating Companies is a party or by which any of them (or any of their respective assets or properties) is subject or bound; (iii) result in the creation of, or with the passage of time result in the creation of, any Encumbrance upon the Stock or any assets or properties of the Operating Companies; (iv) violate any writ, injunction, statute, law, ordinance, rule, regulation, judgment, award, Permit, decree, order, or process of any Governmental Entity; or (v) require any of the Sellers or the Operating Companies to obtain any Consent, except as may be required under the HSR Act, which, in the cases of clauses (ii), (iii), (iv) or (v) above, would have a Material Adverse Effect.

          4.3 Securities and Ownership. (a) The total number of shares of capital stock, and the classes and par values thereof, which each of the Operating Companies is authorized to issue, the designation, par value and number of such shares which are issued and outstanding and the identity and number of such outstanding shares owned (of record and beneficially) by each holder thereof are as set forth in Schedule 4.3 of the Disclosure Schedule and no other shares of any other class or series of capital stock are issued and outstanding.

          (b) None of the Operating Companies has issued any securities in violation of any preemptive or similar rights and there are no outstanding (i) securities convertible into or exchangeable for any shares of capital stock or other securities of any of the Operating Companies; (ii) subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) entitling any third party to acquire or otherwise receive from any of the Operating Companies any shares of capital stock or other securities; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of any of the Operating Companies, any such convertible or exchangeable securities, or any such subscriptions, options, warrants or rights. There are no shares of stock or other securities of any of the Operating Companies reserved for issuance for any purpose.

          (c) The Stock has been duly authorized, validly issued and is fully paid and nonassessable.

          (d) The Sellers own and upon the consummation of the transactions contemplated hereby Buyer will acquire at the Closing good and valid title to the Stock free and clear of any and all Encumbrances other than any applicable restrictions on the further transfer of the Stock that may be imposed by Federal and state securities laws and Encumbrances arising as a result of any action taken by the Buyer or any Affiliate of the Buyer.

          (e) None of the Operating Companies owns, directly or indirectly, any economic, voting or other ownership interest in any other Person.

          4.4  [Intentionally Omitted]

          4.5 Financial Statements. The Financial Statements have been prepared from the books and records of the Operating Companies, and present fairly (i) the combined financial position of the Operating Companies at the dates thereof and (ii) the combined results of operations for the respective periods then ended, in each case in accordance with GAAP. The books and records of the Operating Companies are accurate and complete in all material respects.

          4.6 Interests of Related Persons. Except as set forth in Schedule 4.6 of the Disclosure Schedule or as otherwise contemplated by the terms of this Agreement, none of the Sellers nor any officer, director, relative, significant other, or Affiliate of any of the Sellers or the Operating Companies
(collectively, the "Related Persons"):

          (a) owns any interest in any Person which is a competitor, supplier or customer of any of the Operating
Companies;

          (b) owns, in whole or in part, any property, asset or right, used in connection with the business of any of the Operating Companies;

          (c) has an interest in any contract or agreement pertaining to the business of any of the Operating Companies; or

          (d) has any contractual arrangements with any of the Operating Companies.

          4.7 Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.7 of the Disclosure Schedule, none of the Operating Companies has any direct or indirect material liabilities, losses or obligations of any nature, whether absolute, accrued, contingent or otherwise, that would be required to be reflected on a balance sheet or the notes thereto prepared in accordance with GAAP other than (i) liabilities reflected, accrued or reserved for in the Financial Statements,
(ii) liabilities disclosed in the Disclosure Schedule, (iii) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date and not inconsistent with past practice, (iv) liabilities or performance obligations arising in the ordinary course of business (and not as a result of a breach or default by any of the Operating Companies) out of or under agreements, contracts, leases, arrangements or commitments to which any of the Operating Companies is a party or
(v) liabilities under this Agreement.

          4.8 Absence of Certain Changes or Events. Except as set forth in Schedule 4.8 of the Disclosure Schedule or as otherwise provided herein, since the Balance Sheet Date the business of each of the Operating Companies has been conducted only in the ordinary course and consistent with past practice. Except as set forth in Schedule 4.8 of the Disclosure Schedule or as otherwise provided herein, since the Balance Sheet Date none of the Operating Companies has:

          (a) suffered any material adverse change in the business, results of operations or financial condition of the Operating Companies considered as a single enterprise;

          (b) suffered any material damage, destruction or casualty loss (whether or not covered by insurance);

          (c) authorized, declared, set aside or paid any dividend or other distribution other than distributions consistent with past practice;

          (d) directly or indirectly redeemed, purchased or otherwise acquired any of its shares of capital stock;

          (e) paid, discharged or satisfied any material claim, liability or obligation other than the payment, discharge or satisfaction of liabilities and obligations incurred in the ordinary course of business and consistent with past practice;

          (f) canceled any debts or waived any material claims or rights other than in the ordinary course of business;

          (g) sold, transferred, or otherwise disposed of any of its properties or assets which are material to the Operating
Companies considered as a single enterprise, except in the ordinary course of business and consistent with past practice; or

          (h) agreed, whether in writing or otherwise, to take any action described in this Section 4.8.

          4.9 Taxes. (a) Each of the Operating Companies is an S corporation within the meaning of Section 1361 of the Code, the "S" election made by each such company has not been revoked or terminated and none of such companies or any shareholder thereof has taken any action which would cause the termination of such "S" election. Each of the Operating Companies has duly, timely and properly filed when due, all federal, state, local and other Income Tax Returns and all other material Tax Returns required to be filed by it with respect to its sales, income, business or operations (including without limitation any consolidated or combined Tax Returns in which it is included) and, as of the Closing Date, such Tax Returns, as amended prior to the date hereof, will be true, complete and accurate in all material respects. As of the Closing Date, each of the Operating Companies will have duly paid (or made provision for in the Balance Sheet) all Taxes due from them. True and complete copies of all of such Tax Returns for the past three fiscal years have been previously provided to Buyer.

          (b) All amounts required to be withheld by the Operating Companies from or on behalf of employees for income, social security and unemployment insurance taxes have been collected or withheld and either paid to the appropriate governmental agency or set aside and, to the extent required by law, held in accounts for such purpose.

          4.10 Assets. (a) As of the Closing Date, each of the Operating Companies will have good and valid title to all the personal property assets (tangible and intangible) which such company purports to own on the date hereof (in each case other than the Net Cash Balances, Distributed Assets and assets disposed of in the ordinary course of business) free and clear of all Encumbrances (other than Permitted Encumbrances).

          (b) Schedule 4.10(b) of the Disclosure Schedule contains a complete and correct list of all Real Property to be owned by any of the Operating Companies as of the Closing Date as well as a list of any options to acquire any Real Property held by any of the Operating Companies. As of the Closing Date, the Operating Companies will have good and valid title to all such owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

          (c) Schedule 4.10(c) of the Disclosure Schedule contains a complete and correct list of all Real Property leased by any of the Operating Companies. Each of the Operating Companies enjoys peaceful possession of all such property. Sellers have previously delivered to Buyer true, complete and correct copies of all lease documents relating to such property. To the knowledge of the Principal Stockholder, all lease documents are valid, binding and enforceable in accordance with their terms and are in full force and effect. All material work required to be done by any of the Operating Companies as a tenant on such Real Property has been duly performed. No event has occurred which constitutes or, with the passing of time or giving of notice, or both, would constitute, a material default by any of the Operating Companies under any such lease document.

          (d) No Real Property owned or leased by any of the Operating Companies is subject to any rights of way, building use restrictions, easements, reservations or limitations which would materially restrict any of the Operating Companies or the Buyer from conducting the Business after the Closing. Neither the whole nor any portion of the Real Property, leaseholds or any other assets of any of the Operating Companies is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the knowledge of the Principal Stockholder, has any such condemnation, expropriation or taking been proposed.

          (e) Schedule 4.10(e) sets forth with respect to any Real Property which is listed on Schedule 4.10(b) or (c) and is a sanitary landfill, the estimated remaining landfill airspace which has been sited pursuant to applicable local siting procedures under S.B. 172 (which is defined to be available airspace from the bottom of the final cap to the top of the liner) and the estimated remaining landfill airspace for which there is a development permit from the Illinois Environmental Protection Agency, in each case as of the date of this Agreement.

          (f) Schedule 4.10(f) contains a true and complete list with respect to each of the Operating Companies of:

               (i) the number and size of containers, stationary compactors and other similar equipment which is owned or leased by the Operating Companies; and

               (ii) the number of vehicles used in the business of the Operating Companies together with information as to the make, description of body and chassis, model and serial number, and year of each such vehicle.

          4.11 Intellectual Property. Schedule 4.11 of the Disclosure Schedule contains an accurate and complete summary of
(a) all Intellectual Property owned by any of the Operating Companies and (b) all licenses of Intellectual Property to or from the Operating Companies and contracts or agreements pertaining to such licenses. The Operating Companies' rights in and to such Intellectual Property and licenses are sufficient to permit the Operating Companies to conduct their respective businesses in all material respects as presently conducted.

          4.12 [Intentionally Omitted]

          4.13  [Intentionally Omitted]

          4.14 Contracts. Schedule 4.14 of the Disclosure Schedule lists all contracts, agreements and amendments thereto, to which any of the Operating Companies is a party or by which any of its assets or properties may be bound, which are material to the operation of the businesses of the Operating Companies considered as a single enterprise. To the knowledge of the Principal Stockholder, except as set forth in Section 4.14 of the Disclosure Schedule, (i) each of such material contracts, agreements and understandings is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect and (ii) there are no existing defaults by any party thereunder, which default would result in a Material Adverse Effect. Accurate and complete copies of each contract and agreement referred to in Schedule 4.14, together with all amendments thereto, have been heretofore made available to Buyer for review.

          4.15  Customers and Suppliers.  Except as set forth on
Schedule 4.15 of the Disclosure Schedule:

               (i)  To the knowledge of the Principal
Stockholder, the business relationship of the Operating Companies with each material customer or supplier is a good commercial working relationship and no material customer or supplier has canceled or otherwise terminated such relationship.

               (ii) None of the Operating Companies is engaged in any material disputes with any material customers or suppliers and the Principal Stockholder does not know of any facts which lead him to conclude that any material customer or supplier intends to discontinue or otherwise materially modify its relationship with the Operating Companies after the Closing Date.

          4.16 Insurance. Schedule 4.16 of the Disclosure Schedule contains a true and complete list of all insurance policies covering any of the Operating Companies or otherwise held by or on behalf of them, or any aspect of their assets or business, indicating the type of coverage, name of insured, the insurer, the amount of coverage, the deductibles, the premium and the expiration date thereof and the aggregate amounts paid thereunder. Schedule 4.16 of the Disclosure Schedule contains a list of any pending claims under any of the foregoing. The Principal Stockholder knows of no reason why any of such insurance policies would be terminated, suspended, modified or amended, or not renewed on substantially identical terms (including without limitation premium costs), or would require alteration of any equipment or any improvements to Real Property occupied by or leased to or by the Operating Companies, or the purchase of additional equipment, or the modification of any of the methods of doing business.

          4.17 Litigation, Etc.  Except as set forth on Schedule
4.17 of the Disclosure Schedule, there has not been in the twenty-four months prior to the date hereof, nor is there as of the date hereof, any claim, action, suit, proceeding or investigation of any kind or nature whatsoever, by or before any court or governmental or other regulatory or administrative agency or commission or tribunal pending or, to the knowledge of the Principal Stockholder, threatened against the Operating Companies or their business, Properties, officers or directors, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby which would have a Material Adverse Effect or a material adverse effect on the Sellers' ability to consummate the transactions contemplated hereby. None of the Operating Companies is subject to any judgment, order or decree which may have a Material Adverse Effect that has not been satisfied or complied with.

          4.18 Compliance with Law; Necessary Authorizations. Except as set forth on Schedule 4.18 of the Disclosure Schedule, each of the Operating Companies is in compliance in respect of its business, operations and properties, with all applicable laws, rules, regulations, orders, building and other codes, zoning and other ordinances, Permits, authorizations, judgments and decrees of all Governmental Entities, except where the failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect.

          4.19 Environmental Matters.  Except as set forth on
Schedule 4.19 of the Disclosure Schedule, all of the operations of the Operating Companies are in compliance with all applicable Environmental Laws except where the failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect and none of the Operating Companies is subject to any Environmental Liabilities which would be reasonably likely to have a Material Adverse Effect.

          (a) None of the Operating Companies has in the past engaged in activities that (i) were in violation of any Environmental Law and (ii) after the Closing Date, would be reasonably likely to have a Material Adverse Effect;

          (b) There is no pending or, to the knowledge of the Principal Stockholder, threatened claim, lawsuit or administrative proceeding against the Operating Companies under any Environmental Law which would be reasonably likely to have a Material Adverse Effect. None of the Operating Companies has received written notice from any person, including but not limited to any federal, state, or local governmental agency, alleging that the Operating Companies are in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability would be reasonably likely to have a Material Adverse Effect;

          (c) There have been no Releases, spills or discharges of Hazardous Substances on or underneath any of the Real Property that would be reasonably likely to have a Material Adverse Effect. For purposes of this subsection, the term "Releases" shall have the meaning given to it in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Resource Conservation Recovery Act, as amended.

          4.20 Labor Difficulties. To the knowledge of the Principal Stockholder, except to the extent set forth in Schedule
4.20 of the Disclosure Schedule:

          (a) there is no labor strike, or dispute, grievance, arbitration proceeding, slowdown or stoppage, or charge of unfair labor practice actually pending, threatened against or affecting the Operating Companies;

          (b) none of the Operating Companies has, during the twelve (12) month period prior to the date hereof, experienced any work stoppage or other labor dispute including, without limitation, the filing of an unfair labor practice complaint with the National Labor Relations Board or any other Governmental Entity against it;

          (c)  there are no charges or complaints of
discrimination pending before the Equal Employment Opportunity
Commission or any state or local agency with respect to the Operating Companies;

          (d) no union or collective bargaining agreement which is binding on the Operating Companies restricts it from relocating or closing any of its operations; and

          (e) no unions or other collective bargaining units have been certified or recognized by the Operating Companies as representing any of its employees and there are no existing union organizing efforts or representation questions with respect to any of the employees of the Operating Companies.

          4.21  Employee Benefit Plans.  Except as set forth in
Schedule 4.21 of the Disclosure Schedule, there are no Employee Benefit Plans maintained or sponsored by the Operating Companies applicable to employees or former employees of the Operating Companies or with respect to which any of the Operating Companies has any liability. Accurate and complete copies of each written Employee Benefit Plan and an accurate summary of each material oral Employee Benefit Plan have been heretofore made available to Buyer. None of the Operating Companies has any formal commitment to create any additional Plan or arrangement that would affect any employee or former employee of the Operating Companies.

          (a)  Included in Schedule 4.21 of the Disclosure
Schedule is a list of each Pension Plan maintained by or on behalf of the Operating Companies. No Pension Plan is a "multiemployer pension plan" within the meaning of Section 3(37) of ERISA. Neither the Operating Companies, nor any of the ERISA Plans, has engaged in a "prohibited transaction," within the meaning of (i) Section 4975 of the Code, or (ii) Section 406 of ERISA, with respect to any Pension Plan which might subject any such plan or related trust, or any trustee or administrator thereof, or the Operating Companies to a material tax or penalty imposed by Section 4975 of the Code or to a material civil penalty imposed by Section 502 of ERISA. Except as set forth in
Schedule 4.21 of the Disclosure Schedule, each of the Pension Plans has been operated and administered in all material respects in accordance with the applicable provisions of ERISA and the Code. Except as set forth in Schedule 4.21 of the Disclosure Schedule, none of the Pension Plans subject to Title IV of ERISA has, since September 2, 1974, been completely or partially terminated, nor has there been any "reportable event," as such term is defined in Section 4043(b) of ERISA, with respect to any such plan since the effective date of said Section 4043(b). None of the Pension Plans or related trusts incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code, whether or not waived, since the effective date of said
Section 412.

          (b)  Included in Schedule 4.21 of the Disclosure
Schedule is a list of all material "employee welfare benefit plans," within the meaning of Section 3(1) of ERISA, whether or not insured, maintained by or on behalf of the Operating Companies ("Welfare Plans"). Except as set forth in Schedule
4.21 of the Disclosure Schedule, each Welfare Plan is and has been in material compliance with the applicable provisions of ERISA and the Code. Except as set forth on Schedule 4.21 of the Disclosure Schedule or otherwise required by applicable law, none of the Operating Companies participate in or make contributions to any Welfare Plan that provides post-employment or post-retirement benefits to retired or former employees of the Operating Companies. Each of the Operating Companies has complied in all material respects with all of its obligations, including without limitation the making of all required contributions, under each of the Welfare Plans.

          (c) Except as set forth in Schedule 4.21 of the Disclosure Schedule, there is no Pension Plan or Welfare Plan maintained in connection with any trust described in Section
501(c)(9) of the Code.

          4.22  [Intentionally Omitted]

          4.23 Questionable Payments. None of the Operating Companies, or any director, officer, agent, employee, or any other Person acting on behalf of the Operating Companies, or any of the Sellers has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses; made any unlawful payment to government officials or employees or to political parties or campaigns; established or maintained any unlawful fund of corporate monies or other assets; made or received any bribe, or any unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any governmental or non-governmental Person.

          4.24 Finders. Neither Sellers nor the Operating Companies nor any of their respective directors or officers, has taken any action that, directly or indirectly, would obligate Buyer or, after the Closing Date, the Operating Companies, to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

          4.25 Disclosure. No representation or warranty by Sellers in this Agreement, in any documents or papers furnished to Buyer or its representatives by or on behalf of any of the Sellers pursuant to this Agreement or any statement contained in the Disclosure Schedule or any certificates delivered hereunder contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements in this Agreement or therein in light of the circumstances under which they were made, not misleading, other than untrue statements and omissions which would not have a Material Adverse Effect. All copies of contracts, agreements and other documents made available to Buyer or any of its representatives pursuant hereto are true and complete.


                         ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants as follows:

          5.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing in its jurisdiction of incorporation.

          5.2 Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Buyer at the Closing and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each of the other Transaction Documents when duly executed and delivered by Buyer at the Closing, will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          5.3 Capital Stock. The authorized capital stock of Buyer consists of 20,000,000 shares of Common Stock, par value
$.01 per share, of which 14,375,339 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding as of the date hereof.

          5.4 No Breach. Neither the execution and delivery of this Agreement and the other Transaction Documents by Buyer nor the consummation of the transactions contemplated herein and therein and the full performance by Buyer of its obligations hereunder and thereunder do or will: (i) violate any provision of the certificate of incorporation or by-laws of Buyer; (ii) conflict with, violate, result in a breach of or constitute a default under any writ, injunction, statute, law, ordinance, rule, regulation, judgment, award, decree, order, or process of any Governmental Entity; (iii) require Buyer to obtain any Consent, except as may be required under the HSR Act.

          5.5 Finders. Neither Buyer nor any of its directors or officers, has taken any action that, directly or indirectly, would obligate any of the Sellers to pay a fee to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

          5.6 Investment Purpose. Buyer is acquiring the Stock for investment only and not with a view to resale in connection with any distribution of the Stock, except in compliance with the Securities Act, and all other applicable securities laws.

          5.7 No Knowledge of Breach. As of the date hereof, the Buyer has no knowledge of any material breach of any of the representations and warranties of the Principal Stockholder contained herein.

          5.8  SEC Reports and Financial Statements.   (a) Since
December 31, 1996, Buyer has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Buyer has made available to the Sellers copies of all such forms, reports and documents (hereinafter collectively referred to as the "Buyer Reports"). None of the Buyer Reports, including, without limitation, any financial statements or schedules included therein, as of the time filed, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any of the Buyer Reports, including without limitation any financial statements or schedules included therein, has been revised, corrected or superseded by a later-filed form, report or document, none of the Buyer Reports, including, without limitation, any financial statements or schedules included therein, presently contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and changes in financial position (including the related notes thereto) of Buyer included in the financial statements contained in Buyer's Annual Report on Form 10-K for the year ended December 31, 1996 and in Buyer's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, present fairly the consolidated financial position of Buyer as of their respective dates, and the consolidated results of operations and changes in consolidated financial position for the period then ended, all in conformity with generally accepted accounting principles applied on a consistent basis, subject in the case of unaudited interim financial statements to normal year-end audit adjustments.

          5.9  Absence of Certain Changes.   Since June 30, 1997
and through the date hereof (a) the business of Buyer has been conducted only in the ordinary course and consistent with past practice in all material respects and (b) there has been no material adverse change in the financial condition, results of operations, or business of Buyer and its Subsidiaries considered as a single enterprise.

          5.10 ADS Common Stock Issuable to the Sellers.    The
Buyer Shares, when delivered as herein provided, will be validly issued, fully paid and nonassessable, and will not be subject to preemptive rights. The Buyer Shares shall be of a class registered under the Exchange Act, shall have been issued pursuant to an effective Registration Statement under the Securities Act and, at the time of their issuance, duly included for quotation on the Nasdaq National Market System.

                         ARTICLE VI

                         COVENANTS

          6.1 Conduct of Business of the Operating Companies. Sellers covenant that from the date hereof and until the Closing Date, except as contemplated by this Agreement, as disclosed in the Disclosure Schedule or expressly consented to by an instrument in writing signed by Buyer, the Sellers will cause each of the Operating Companies to: (i) conduct its business and operations only in the ordinary course, consistent with past practice, and (ii) not declare or pay any dividend or make any distribution in respect of its capital other than distributions consistent with past practice.

          6.2 Company Records. (a) Prior to the Closing Date, during normal business hours and with reasonable advance notice to the Principal Stockholder and without material disruption to the business and operations of any of the Operating Companies, the Principal Stockholder shall cause the Operating Companies to afford Buyer, its attorneys, accountants and representatives, reasonable access to the Operating Companies and their business, books, records and employees, and shall provide to and cause the Operating Companies to provide to Buyer and its representatives such additional financial and operating data and other information as the Buyer shall from time to time reasonably request.

          (b) Except as otherwise provided in Section 6.12, the Principal Stockholder and the Buyer agree that from the date hereof and until such time as the statute of limitations with respect to all tax matters which are the subject of Section 6.12 has expired, during normal business hours, each such party will permit, at no charge, cost or expense to such party and without disruption of such party's business, the other party and his or its respective auditors and other representatives to have reasonable access to the properties, auditors and officers of the Operating Companies and to all books and records relating to the Operating Companies and to examine and take copies thereof. Each such party agrees not to destroy at any time any files or records which are subject to this
          Section 6.2(b) without giving reasonable notice to the other party, and within 30 days of receipt of such notice, such other party may cause to be delivered to him or it the records intended to be destroyed, at such other party's expense.

          6.3 Filings and Authorizations. Each of the Sellers and Buyer, as promptly as practicable, (i) shall make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to it or its Affiliates, as may be required to consummate the transfer of the Stock in accordance with the terms of this Agreement, and (ii) shall use all commercially reasonable efforts to obtain, or cause to be obtained, all Consents from all governmental and non-governmental Persons necessary to be obtained by it or its Affiliates, in order to consummate such transfer. The Operating Companies, Sellers and Buyer shall coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

          6.4 Publicity. From the date hereof to the Closing Date, neither Sellers nor Buyer shall issue or make, or cause, or in the case of Sellers permit any of the Operating Companies to have issued or made, the publication or dissemination of any press release or other announcement to divulge the existence of this Agreement or with respect to the transactions contemplated hereby except (i) as required by law or (ii) after consultation with and prior approval of the other parties hereto, which approval shall not be unreasonably withheld.

          6.5 Distribution of Net Cash Balances and Distributed Assets to Sellers. (a) Prior to the Closing, the Operating Companies shall distribute to the Sellers all of the Net Cash Balances as of the close of business on the day immediately prior to the Closing. "Net Cash Balances" shall mean all of the cash of the Operating Companies less the sum of (i) the then aggregate amount of customer prepayments and (ii) the amount, if any, by which the then aggregate accounts payable of the Operating Companies exceed the then aggregate accounts receivable of the Operating Companies, in each case as of the close of business on the day immediately prior to the Closing. Prior to the Closing, the Operating Companies shall distribute to the Sellers those assets of the Operating Companies set forth in Schedule 6.5(a) of the Disclosure Schedule (the "Distributed Assets").

          (b) As soon as practicable, but in no event later than 90 days following the Closing Date, the Principal Stockholder shall prepare and deliver to the Buyer a Statement of Net Cash Balances of the Operating Companies as of the close of business on the day immediately prior to the Closing (the "Closing Date Statement") together with the workpapers used in the preparation thereof. The Buyer shall have 10 days to review the Closing Date Statement after receipt thereof. Unless the Buyer delivers written notice to the Principal Stockholder on or prior to the 10th day after the Buyer's receipt of the Closing Date Statement of the Buyer's objection to the Closing Date Statement and specifying in reasonable detail all disputed items and the basis therefor, the Buyer shall be deemed to have accepted and agreed to the Closing Date Statement. If the Buyer so notifies the Principal Stockholder of its objection to the Closing Date Statement, the Buyer and the Principal Stockholder shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If following resolution of any disputed amount there do not remain in dispute amounts the aggregate net effect of which exceeds $250,000, then all amounts remaining in dispute shall be deemed to have been resolved in favor of the Closing Date Statement delivered by the Principal Stockholder to the Buyer.

          (c) If, at the conclusion of the Resolution Period, the aggregate net effect of all amounts remaining in dispute exceeds $250,000, then all amounts remaining in dispute shall be submitted to Arthur Andersen LLP (the "Neutral Auditors").

          All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by the Principal Stockholder and the Buyer. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by the Principal Stockholder and the Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, whether or not such presentations by the Principal Stockholder and the Buyer have been made within such period, and shall be set forth in a written statement delivered to the Principal Stockholder and the Buyer and shall be final, binding and conclusive. The term "Adjusted Closing Date Statement," as hereinafter used, shall mean the definitive Closing Date Statement agreed to by the Principal Stockholder and the Buyer in accordance with Section 6.5(b) or the definitive Closing Date Statement resulting from the determinations made by the Neutral Auditors in accordance with this Section 6.5(c) (in addition to those items theretofore agreed to by the Principal Stockholder and the Buyer).

          (d) Net Cash Balances shall be increased or decreased, as the case may be, dollar for dollar, to the extent the Net Cash Balances reflected in the Adjusted Closing Date Statement is greater than or less than, respectively, the Net Cash Balances distributed to the Sellers prior to the Closing. The amount of any increase to or reduction of Net Cash Balances pursuant to this Section 6.5 shall be paid by wire transfer in immediately available funds to the account specified by the Principal Stockholder or the Buyer, as the case may be, within five business days after the Adjusted Closing Date Statement is agreed to or any remaining disputed items are ultimately determined by the Neutral Auditors.

          6.6 Discussions with Others. From the date hereof until the Closing Date Sellers will not and will not permit the Operating Companies, nor shall the Sellers authorize or knowingly permit any officer, director, employee or representative of Sellers or the Operating Companies, to solicit or enter into negotiations with any party, other than Buyer, with regard to a purchase and sale of any portion of the capital stock of the Operating Companies, any material portion of the assets of the Operating Companies or any merger or consolidation of the Operating Companies with any third party.

          6.7 Supplements to Disclosure Schedule. From time to time prior to the Closing, the Principal Stockholder and Buyer will promptly supplement or amend the sections of the Disclosure Schedule relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Disclosure Schedule. Except with respect to a supplement or amendment not objected to in writing by the other party within five business days after receipt thereof, no supplement or amendment by either party shall have any effect for the purpose of (i) determining satisfaction by Sellers of the conditions set forth in Sections 8.1(a) and 8.2(b) hereof or the compliance by Sellers with the covenant set forth in Section 6.1 hereof or (ii) determining satisfaction by Buyer of the conditions set forth in Sections 8.2(a) and 8.2(b) hereof.

          6.8 Covenant to Satisfy Conditions. Each party agrees to use all reasonable efforts to ensure that the conditions set forth in Article VIII hereof are satisfied, insofar as such matters are within the control of such party.

          6.9 Further Assurances. The parties hereto shall from time to time after the Closing Date execute and deliver such additional instruments and documents, as any party hereto may reasonably request to consummate the transfers and other transactions contemplated hereby.

          6.10 Delivery of Periodic Reports. From and after the date hereof and prior to the Closing Date, Buyer shall deliver to the Sellers, copies of all registration statements and regular periodic reports, if any, which Buyer shall file with the Securities and Exchange Commission.

          6.11 Nasdaq. Buyer shall use its best efforts to have the Buyer Shares authorized for inclusion on the Nasdaq National
Market System, upon official notice of issuance, as promptly as practicable.

          6.12 Tax Matters.

               (a) Liability of the Sellers for Taxable Periods Ending on or Before Closing Date. The Principal Stockholder shall be liable for, and shall indemnify, defend, and hold the Buyer and its Affiliates harmless against, any and all Taxes of, or payable by, the Operating Companies for any taxable year or taxable period ending on or before the Closing Date, including, but not limited to, the Illinois Replacement Tax and any other income or franchise Tax imposed with respect to the built-in gain in the assets of the Operating Companies as of the Closing Date, whether such Tax is imposed (with respect to the taxable year that includes the Closing Date or, on account of any payments pursuant to Sections 2.2(c) through (i). The Sellers shall timely file or cause to be filed all Tax Returns relating to the Operating Companies for any taxable year ending on or before the Closing Date. The Sellers shall determine the amount of taxable income of the Operating Companies on the basis of its permanent records and consistent with the past income tax accounting methods utilized in preparing its prior income tax returns, except as otherwise required by law.

               (b) Liability of the Buyer and the Sellers for Taxable Periods Commencing Before and Ending After the Closing Date. The Buyer shall cause each Operating Company to pay all Taxes due from such Operating Company for any taxable year or taxable period commencing before and ending after the Closing Date (the "Split Tax Period"). Upon timely notice from the Buyer, the Sellers shall pay to such Operating Company prior to the due date for such Taxes an amount equal to the amount of such Taxes that have not been paid as of the Closing Date and would have been due from such Operating Company if the Split Tax Period had ended on the Closing Date.

               (c) Liability of the Buyer for Taxable Periods Commencing After Closing Date. The Buyer and the Operating Companies shall be liable for, and shall indemnify and hold the Sellers and any of their respective Affiliates harmless against,
(i) any and all Taxes of, or payable by, the Operating Companies for any taxable year or taxable period commencing after the Closing Date and (ii) any Taxes relating to operations, acts or omissions of the Buyer or the Operating Companies that occur after the Closing on the Closing Date.

               (d) Refunds or Credits. Any refunds or credits attributable to Taxes for which the Sellers are liable pursuant to Section 6.12(a) or (b) shall be solely for the account of the Sellers, and, to the extent that such refunds or credits are attributable to Taxes for which the Buyer is liable pursuant to
Section 6.12(b) or (c), such refunds or credits shall be solely for the account of the Buyer. The Buyer shall cause the Operating Companies promptly to forward to the Sellers or to reimburse the Sellers for any such refunds or credits due the Sellers after receipt thereof by either the Buyer or the Operating Companies, and the Sellers shall promptly forward to the Operating Companies or reimburse the Operating Companies for any refunds or credits due the Operating Companies after receipt thereof by the Sellers of such refunds or credits that are for the account of the Operating Companies hereunder.

               (e) Mutual Cooperation. As soon as practicable, but in any event within 30 days after the Sellers' or the Buyer's request, as the case may be, the Buyer shall or shall cause the Operating Companies to deliver to the Sellers, or the Sellers shall deliver to the Buyer, such information and other data in the possession of the Sellers, the Buyer or the Operating Companies, as the case may be, relating to the Tax Returns and Taxes of, or with respect to, the Operating Companies, including such information and other data customarily required by the Sellers or the Buyer, as the case may be, to cause the payment of all Taxes or to permit the preparation of any Tax Returns for which it has responsibility or liability or to respond to audits by any taxing authorities with respect to any Tax Returns or Taxes for which it has any responsibility or liability under this Agreement or otherwise or to otherwise enable the Sellers or the Buyer, as the case may be, to satisfy its accounting or Tax requirements. For a period of seven years after the Closing, and, if at the expiration thereof any Tax audit or judicial proceeding is in progress or the applicable statute of limitations has been extended, for such longer period as such audit or judicial proceeding is in progress or such statutory period is extended, each party shall maintain and make available to the other, on reasonable request, copies of any and all information, books and records referred to in this Section 6.12(e). After such period, any party may dispose of such information, books and records, provided that prior to such disposition such party shall give the other a reasonable opportunity to take possession of such information, books and records.

               (f) Contests. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of the Operating Companies for periods ending on or prior to the Closing Date or the amount of Taxes for which the Sellers are or may be liable under this Agreement, the Buyer shall, promptly upon receipt by the Buyer or the Operating Companies of notice thereof, inform the Sellers, and the Sellers shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, but only to the extent such proceedings or determinations affect the Tax reporting position of the Operating Companies for periods ending on or prior to the Closing Date or the amount of Taxes for which the Sellers are liable under this Agreement, and not in a manner that binds the Operating Companies' Tax reporting position for taxable periods following the Closing Date, without the consent of the Buyer, which shall not be unreasonably withheld. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which the Buyer is liable under this Agreement, the Sellers shall, promptly upon receiving notice thereof, inform the Buyer. The Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute; provided that neither the Sellers nor the Buyer or any of its Affiliates shall take any position on any Tax Return or in any contest or proceedings that is inconsistent with this Agreement.

               (g) Section 338(h)(10) Elections and Forms. (i) With respect to the Buyer's acquisition of the Stock hereunder, the Buyer and the Sellers shall jointly make all available
Section 338(h)(10) Elections with respect to the Operating Companies in accordance with applicable tax laws on a timely basis and as set forth herein. The Buyer and the Sellers will supply in advance to one another copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) to be sent or made by the Buyer and the Sellers or their respective representatives to or with the Internal Revenue Service relating to any Section 338(h)(10) Elections. The Buyer and the Sellers agree to report the transfers under this Agreement consistent with any Section 338(h)(10) Elections, and shall take no position contrary thereto unless required to do so by applicable tax laws pursuant to a "determination" (as described in Section 1313 of the Code).

          (ii)  The Buyer shall be responsible for the
preparation and filing of all Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement, and the Buyer shall deliver such forms and related documents to the Sellers at least forty (40) days prior to the date such Section 338 Forms are required to be filed under applicable tax laws.
The Sellers shall execute and deliver to the Buyer such documents or forms as are reasonably requested by the Buyer and are required by any tax laws to properly complete the Section 338 Forms, no more than twenty (20) days after the date such documents or forms are requested by the Buyer.

          (iii) The Buyer and the Sellers will allocate the "Modified Agreement Deemed Sale Price," as computed under applicable Treasury Regulations (or similar state law provisions), among the assets of the Operating Companies for tax purposes in accordance with the intended allocations set forth in
Schedule 6.12 hereto.

                         ARTICLE VII

                    [INTENTIONALLY OMITTED]


                         ARTICLE VIII

                    CONDITIONS TO CLOSING

          8.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer under this Agreement to consummate the purchase of the Stock on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by
Buyer:

          (a) Representations and Warranties Accurate. The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date, except for changes permitted or contemplated by the terms of this Agreement.

          (b) Performance by Sellers. Each of the Sellers shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such parties hereunder on or prior to the Closing Date.

          (c)  [Intentionally Omitted]

          (d) Consents. All Consents required in connection with the purchase and sale of the Stock and the consummation of the Closing (including those set forth on Exhibit 8.1(d) hereto) shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon Buyer, or any of the Operating Companies, of any material condition, restriction or required undertaking.

          (e)  No Legal Prohibition.  No suit, action,
investigation, inquiry or other proceeding by any Governmental Entity or other Person shall have been instituted or threatened which arises out of or relates to this Agreement or the transactions contemplated hereby and no injunction, order, decree or judgment shall have been issued and be in effect or threatened to be issued by any Governmental Entity of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the purchase and sale of the Stock.

          (f) Certificate. Buyer shall have received a certificate, dated the Closing Date, signed by the Principal
Stockholder, to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied.

          (g) Opinion of Counsel for Sellers. Buyer shall have received an opinion, dated the Closing Date, from Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to the
Principal Stockholder, in form reasonably acceptable to Buyer.

          (h) HSR Act. The required waiting period under the HSR Act shall have expired or been earlier terminated.

          (i)  Repayment of Indebtedness.    All indebtedness of
the Operating Companies (other than trade accounts payable incurred in the ordinary course of business and equipment leases) shall have been repaid in full and evidence of such repayment, reasonably satisfactory to Buyer, shall have been delivered to Buyer.

          (j) Small Business Set Asides None of the customer accounts of any of the Operating Companies shall have been designated by the appropriate Governmental Entity as "small business set-aside" contracts.

          (k) Material Adverse Change. No material adverse change shall have occurred in the business of the Operating Companies and no other event, loss, damage, condition or state of facts of any character shall exist which has a Material Adverse Effect.

          (l)  [Intentionally Omitted]

          (m)  Resale Agreement.   Sellers shall have executed
and delivered to Buyer the Resale Agreement in substantially the form annexed hereto as Exhibit 8.1(m) (the "Resale Agreement").

          (n)  Non-Competition Agreement.  The Principal
Stockholder shall have executed and delivered to Buyer the Non-
Competition Agreement in substantially the form annexed hereto as
Exhibit 8.1(n) (the "Non-Competition Agreement").

          (o)  Employment Agreements.   The persons set forth on
Exhibit 8.1(o) shall have each executed and delivered the Employment Agreement in substantially the form set forth on
Exhibit 8.1(o) (collectively, the "Employment Agreements").

          (p) Barbara Agreement. The Principal Stockholder shall have executed and delivered the Barbara Agreement in substantially the form annexed hereto as Exhibit 8.1(p) (the
"Barbara Agreement").

          (q) Facility Lease. The Principal Stockholder shall have executed and delivered the lease for the premises located in Chicago, Illinois in substantially the form annexed hereto as
Exhibit 8.1(q) (the "Facility Lease").

          (r) Additional Documents, Etc. Sellers shall have delivered to Buyer such other documents, instruments and certificates as shall be reasonably requested by Buyer or Buyer's counsel for the purpose of effecting the transactions provided for and contemplated by this Agreement.

          8.2 Conditions Precedent To Obligations Of Sellers. The obligations of the Sellers under this Agreement to consummate the sale of the Stock on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by
Sellers:

          (a) Representations and Warranties Accurate. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) Performance by Buyer. Buyer shall have performed and complied in all material respect with all covenants and agreements required to be performed or complied with by the Buyer hereunder on or prior to the Closing Date.

          (c) Consents. All Consents required in connection with the purchase and sale of the Stock and the consummation of the Closing shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon the Sellers of any material condition, restriction or required undertaking.

          (d)  No Legal Prohibition.  No suit, action,
investigation, inquiry or other proceeding by any Governmental Entity or other Person shall have been instituted or threatened which arises out of or relates to this Agreement, or the transactions contemplated hereby and no injunction, order, decree or judgment shall have been issued and be in effect or threatened to be issued by any Governmental Entity of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the purchase and sale of the Stock.

          (e) Certificate. The Sellers shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by a principal corporate officer of Buyer, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

          (f) Opinion of Counsel for Buyer. The Sellers shall have received an opinion from Proskauer Rose LLP, special counsel to the Buyer, dated the Closing Date, in form reasonably acceptable to Sellers.

          (g) HSR Act. The required waiting period under the HSR Act shall have expired or been earlier terminated.

          (h) Material Adverse Change. No material adverse change shall have occurred in the business of the Buyer and no other event, loss, damage, condition or state of facts of any character shall exist which has a material adverse effect on the business, results of operations or financial condition of Buyer and its Subsidiaries considered as a single enterprise.

          (i) Nasdaq The Buyer Shares to be delivered to the Sellers at the Closing shall have been authorized for inclusion on the Nasdaq National Market System, upon official notice of issuance.

          (j)  [Intentionally Omitted]

          (k) Effective Registration Statement. The issuance of the Buyer Shares pursuant to Section 2.2(a) above shall have been effected pursuant to an effective Registration Statement under the Securities Act.

          (l)  Employment Agreements.   Buyer shall have executed
and delivered the Employment Agreements.

          (m) Barbara Agreement. The Barbara Agreement shall have been executed and delivered by the parties thereto.

          (n) Facility Lease. The Principal Stockholder shall have executed and delivered the Facility Lease.

          (o) Additional Documents, Etc. Buyer shall have delivered to Sellers such other documents, instruments and certificates as shall be reasonably requested by Sellers or Sellers' counsel for the purpose of effecting the transactions provided for and contemplated by this Agreement.


                            ARTICLE IX

                         INDEMNIFICATION

          9.1 Survival of Representations and Warranties. All representations and warranties contained in Articles IV and V shall survive the Closing and shall remain in full force and effect through the last day of the 18th calendar month following the calendar month in which the Closing Date occurred; provided, however, that the representations and warranties contained in Sections 4.3(c), 4.3(d) and 5.10 shall remain in full force and effect indefinitely and the representations and warranties contained in Section 4.9 shall remain in full force and effect until the expiration of the applicable statute of limitations.

          9.2 Indemnification by Sellers. Subject to the limits set forth in this Article IX, from and after the Closing, Sellers shall jointly and severally indemnify and save Buyer, its Affiliates and their respective directors, officers and agents, (collectively "Buyer Claimants" and individually "Buyer Claimant") harmless from and defend each of them from and against any and all demands, claims, actions, liabilities, losses, costs, damages or reasonable expenses whatsoever (including without limitation reasonable attorneys' fees and expenses) (collectively, "Claims") incurred by the Buyer Claimants resulting from or arising out of (i) any inaccuracy or breach of any representation or warranty of the Principal Stockholder contained herein; and (ii) any breach of any covenant or obligation of Sellers contained herein; provided, however, that if the Closing occurs, all written amendments or supplements to the Disclosure Schedule made prior to the Closing shall be deemed to have been made a part of the Disclosure Schedule as of the date hereof. Notwithstanding anything contained herein to the contrary, (a) Sellers shall not be required to indemnify a Buyer Claimant hereunder unless the aggregate cumulative sum of all amounts for which indemnity would otherwise be due hereunder to any and all Buyer Claimants exceeds $250,000, in which case Sellers shall only be responsible for the excess; (b) the aggregate liability of the Sellers under this Article IX shall not exceed an amount equal to $6,000,000; (c) any indemnification liability arising hereunder shall be limited to the amount of actual damages sustained by any Buyer Claimant by reason of such breach, net of any insurance proceeds with respect thereto payable to or for the benefit of the Buyer Claimant; and (d) Buyer Claimants' indemnification for any Claims pursuant to this
Section 9.2 shall be calculated net of any net (giving effect to the payment of any additional taxes that may be incurred by Buyer Claimants from the treatment of such indemnification payments as taxable income or gain to Buyer Claimants) tax benefit to Buyer Claimants (utilized by Buyer Claimants against income of Buyer Claimants in the year that Buyer Claimants deducts such liability, loss, claim, cost or expense in its income tax returns, regardless of whether Buyer Claimants receives any tax benefits in any other year by reason of any net operating loss or other available income tax carryforwards or carrybacks), resulting from such Claims. The provisions of this Section 9.2 shall not apply to the Sellers' obligations under Section 6.12 hereof.

          9.3 Indemnification by Buyer. Subject to the limits set forth in this Article IX from and after the Closing, Buyer shall indemnify and save Sellers, their Affiliates and their respective directors, officers and agents, (collectively "Seller Claimants" and individually "Seller Claimant") harmless from and defend each of them from and against any and all Claims incurred by the Seller Claimants resulting from or arising out of (i) any inaccuracy or breach of any representation or warranty of Buyer contained herein, and (ii) any breach of any covenant or obligation of Buyer contained herein; provided, however, that Buyer shall not be required to indemnify a Seller Claimant hereunder unless the aggregate cumulative sum of all amounts for which indemnity would otherwise be due hereunder to any and all Seller Claimants exceeds $250,000, in which case Buyer shall only be responsible for the excess; and provided, further, that the aggregate liability of the Buyer under this Article IX shall not exceed the sum of $6,000,000. Notwithstanding anything contained herein to the contrary, (a) any indemnification liability arising hereunder shall be limited to the amount of actual damages sustained by any Seller Claimant by reason of such breach, net of any insurance proceeds with respect thereto payable to or for the benefit of the Seller Claimant; and (b) Seller Claimants' indemnification for any Claims pursuant to this Section 9.3 shall be calculated net of any net (giving effect to the payment of any additional taxes that may be incurred by Seller Claimants from treatment of such indemnification payments as taxable income or gain to Seller Claimants) tax benefit to Seller Claimants (utilized by Seller Claimants against income of Seller Claimants in the year that Seller Claimants deducts such liability, loss, claim, cost or expense in its income tax returns, regardless of whether Seller Claimants receives any tax benefits in any other year by reason of any net operating loss or other available income tax carryforwards or carrybacks), resulting from such Claims.

          9.4 Exclusive Remedy. Any indemnity obligations of the Sellers pursuant to Section 9.2 hereof (other than indemnity obligations arising from a breach of Sections 4.3(c) or 4.3(d) hereof after the last day of the 18th calendar month following the calendar month in which the Closing Date occurred), shall be satisfied solely by payment from the Escrow Account, upon the terms and subject to the conditions set forth in Section 9.2 hereof and in the Escrow Agreement, and the extent of any such payments shall be the Buyer Claimants' sole and exclusive remedy in the event of any Claims for indemnification under such Section
9.2. The provisions of Section 9.2 and section 9.3 hereof shall not apply to the claims, obligations, liabilities, covenants and representations regarding Taxes, which shall be governed solely by the terms of Section 6.12 hereof. The parties acknowledge and agree that the remedies provided in this Agreement are their exclusive remedies with respect to actions, occurrences or events that took place on or prior the Closing Date, whether or not an equitable, legal or administrative action has been commenced as of the Closing Date with respect to such actions, occurrences or events.

          9.5 Terms and Conditions of Indemnification. The respective obligations and liabilities of Sellers and of Buyer to indemnify pursuant to this Article IX shall be subject to the following terms and conditions:

          (a) The party seeking indemnification (the "Claimant") must give the other party or parties, as the case may be (the "Indemnitor"), written notice of any such claim promptly. The Claimant's failure to give prompt notice, however, shall not serve to eliminate or limit the Claimant's right to indemnification hereunder except to the extent such failure prejudices the rights of the Indemnitor.

          (b) The respective obligations and liabilities of Sellers and of Buyer to indemnify pursuant to this Article IX in respect of any Claim by a third party shall be subject to the following additional terms and conditions:

          (i) The Indemnitor shall have the right to undertake, by counsel or other representatives of its own choosing reasonably satisfactory to Claimant, the defense, compromise, and settlement of such Claim.

          (ii) In the event that the Indemnitor shall elect not to undertake such defense, or within a reasonable time after notice of any such claim from the Claimant shall fail to defend, the Claimant (upon further written notice to the Indemnitor) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor.

          (iii) Notwithstanding anything in this Section 9.4 to the contrary, (A) if there is a reasonable probability that a Claim may materially and adversely affect the Claimant other than as a result of money damages or other money payments, the Claimant shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (B) the Indemnitor shall not, without the Claimant's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claiming party or the plaintiff to the Claimant of a release from all liability in respect of such claim, and (C) in the event that the Indemnitor undertakes defense of any Claim, the Claimant by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnitor and its counsel or other representatives concerning such claim and the Indemnitor and the Claimant and their respective counsel or other representatives shall cooperate with respect to such claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement.

          9.6  Treatment of Payments.   The Buyer and the Sellers
agree to treat all payments pursuant to Sections 2.2, 9.2 and 9.3 as adjustments (i.e., reductions or increases, as the case may be) of the Purchase Price for income tax purposes and file all income Tax Returns in a manner consistent with such treatment, unless (i) otherwise required by a court of competent jurisdiction or (ii) such party receives a written opinion from a nationally recognized law firm (which opinion and law firm shall be reasonably acceptable to the other party) that there is no substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code) for such position.


                         ARTICLE X

                          ESCROW

          10.1  Establishment of Escrow Account.  The Principal
Stockholder and the Buyer shall, on or prior to the Closing Date, establish the Escrow Account.

          10.2 Funding of and Withdrawals From Escrow Account. At the Closing, Buyer shall cause the cash comprising the Escrow Amount to be deposited into the Escrow Account. Withdrawals of amounts from the Escrow Account may only be made by Buyer to indemnify any of the Buyer Claimants for any Claims asserted against, imposed upon or incurred by such Buyer Claimants in accordance with the terms and conditions set forth in Section 9.2 hereof and the Escrow Agreement. Any cash remaining in the Escrow Account on the last day of the 18th calendar month following the calendar month in which the Closing Date occurred for which claims have not theretofore been made by Buyer shall be remitted to the Principal Stockholder in accordance with the terms and conditions set forth in the Escrow Agreement.

                           ARTICLE XI

                         MISCELLANEOUS

          11.1 Termination; Liquidated Damages. (a) This Agreement may be terminated and abandoned by Buyer or Sellers, by written notice to the other party, if the transactions contemplated by this Agreement have not been consummated by October 1, 1997, unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before such date. This Agreement may be terminated by mutual consent of the parties at any time.

          (b) Buyer understands that the damages which may be suffered by Sellers if Buyer fails to complete the Closing in a timely fashion as a result of its breach of this Agreement shall be difficult to ascertain and the parties therefore agree that the Sellers shall be entitled (in addition to the expenses to be paid by Buyer pursuant to Section 11.2 below) (i)to liquidated damages in an amount equal to that number of Buyer Shares determined by dividing (A) $2,000,000 by (B) the average last reported sale price ADS Common Stock for the twenty trading days immediately preceding the date of breach and (ii) a certified copy of the Financial Statements. Under the circumstances described in this Section, Buyer will issue such Buyer Shares to Seller. The liquidated damages and Financial Statements referred to in this Section 11.1(b) shall be Sellers' only remedy in the event of Buyer's failure to complete the Closing in a timely manner as a result of Buyer's breach of this Agreement and Sellers hereby waive any further rights in connection therewith.

          11.2 Expense. Except for sales, transfer and other similar taxes, levies and charges that may be imposed, levied or assessed in connection with the consummation of the transactions contemplated hereby, which will be paid 1/2 by Buyer and 1/2 by Sellers, and the fees and expenses incurred in connection with the preparation of the Financial Statements, which will be paid by Buyer, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

          11.3 Amendment. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by Buyer and Sellers.

          11.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the other Transaction Documents and the instruments and other documents delivered pursuant to this Agreement and the other Transaction Documents, contain the entire agreement of the parties relating to the subject matter hereof, and supersede all prior agreements, understandings, representations, warranties and covenants of any kind between the parties. All others are specifically waived.

          11.5 Waivers. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

          11.6 Notices. All notices and other communications hereunder shall be validly given or made if in writing, when delivered personally (by courier service or otherwise), when sent by telecopy with confirmation by postage-prepaid first class mail, or when actually received when mailed by first-class certified or registered United States mail, postage-prepaid and return receipt requested, and all legal process with regard hereto shall be validly served when served in accordance with applicable law, in each case to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other parties pursuant to this Subsection:

          If to Sellers:

               c/o Fred B. Barbara
               4400 South Racine
               Chicago, IL  60609

               Telecopier:  (773) 847-2773

          with a copy to:

               Skadden, Arps, Slate, Meagher & Flom (Illinois)
               333 West Wacker Drive
               Chicago, IL  60606

               Telecopier:  (312) 407-0411
               Attention:  William R. Kunkel, Esq.

          If to Buyer:

               American Disposal Services, Inc.
               745 McClintock Drive
               Suite 230
               Burr Ridge, IL  60521

               Telecopier: (630) 655-1455
               Attention:  General Counsel

          11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

          11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois (i.e., without regard to its conflicts of law rules).

          11.9 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors, heirs, distributees, devisees, legatees and permitted assigns. Except as expressly set forth herein, nothing expressed or referred to in this Agreement is intended or shall by construed to give any Person other than the parties to this Agreement, or their respective legal representatives, successors, heirs, distributees, devisees, legatees and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Neither party may assign this Agreement nor any of its rights hereunder, other than any right to payment of a liquidated sum, nor delegate any of its obligations hereunder, without the prior written consent of the other, except that (i) Buyer may, at the Closing, assign title to the Stock to one or more of its Subsidiaries and (ii) Buyer may assign its rights to receive payments under this Agreement to any Affiliate or to any Person providing financing to Buyer.

          11.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision which comes closest to the intention of the parties underlying such invalid or unenforceable provision.

          11.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not modify define, limit, expand or otherwise affect in any way the meaning or interpretation of this Agreement.

          11.12 No Agency. No party hereto shall be deemed hereunder to be an agent of, or partner or joint venturer with, any other party hereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              Sellers:


                              __________________________________
                              FRED B. BARBARA

                              __________________________________

                              __________________________________

                              __________________________________

                              __________________________________

                              __________________________________


                              Buyer:

                              AMERICAN DISPOSAL SERVICES, INC.


                              By:______________________________